Exhibit 99.1

IBM ELECTS MARTHA E. POLLACK TO ITS BOARD OF DIRECTORS

ARMONK, N.Y., December 11, 2018 . . . The IBM (NYSE:  IBM) board of directors today elected Martha E. Pollack to the board, effective February 1, 2019.

Dr. Pollack, 60, is the 14th president of Cornell University.  She is a computer scientist and a leader in the field of artificial intelligence.  Dr. Pollack joined Cornell in 2017 after serving for more than three years as the provost and executive vice president of academic affairs at the University of Michigan, where she had previously served as vice provost and as a dean.

Ginni Rometty, IBM chairman, president and chief executive officer, said:  “Martha Pollack is a renowned AI researcher and technologist and an expert in AI.  We are excited about adding her skills and expertise to the IBM board.  Her perspective on education and the use of technology to improve lives will be great assets to IBM and to our shareholders.”

Dr. Pollack has published extensively on artificial intelligence, on topics ranging from natural-language processing to automated planning and temporal reasoning.  Her research has had a significant focus on the design of AI technologies to assist people with cognitive impairment.  Dr. Pollack has been a senior computer scientist at the Artificial Intelligence Center for SRI International, Inc. and served as director of the University of Pittsburgh’s Intelligent Systems Program prior to joining the University of Michigan in 2000.

Dr. Pollack holds a bachelor’s degree from Dartmouth College and a master’s degree in computer and information science from the University of Pennsylvania, where she also earned her PhD in 1986.

Contact:	IBM
Edward Barbini, 914-499-6565
barbini@us.ibm.com